Exhibit 10.1

May 12, 2020

Private and Confidential

Edmund J. Schwartz

22 Avon Road

Warren, New Jersey 07059

Dear Ed:

Further to our recent discussions, this letter agreement (this “Letter”) sets forth the terms of your consulting arrangement with Summer Infant, Inc. and Summer Infant (USA). Inc. (together, “Summer”), to commence on May 12, 2020. Initially, you will be engaged as a consultant to the Company’s finance department. Commencing on or about June 15, 2020, and for the remaining term of your consultancy engagement, you will serve as the Company’s Chief Financial Officer. This Letter sets forth our mutual understanding and agreement regarding your consulting arrangement with Summer pursuant to the following terms and conditions.

Term, Position and Responsibilities:

Your consulting arrangement with Summer will commence on May 12, 2020 and is expected to continue for an initial term of 12 months, subject to termination as described herein. You have agreed that Summer may extend the term of this arrangement, in one-month increments, upon not less than fourteen (14) days prior written notice to you before the expiration of the initial term or any extended term. If you desire to terminate this engagement, you have agreed to provide Summer with at least thirty (30) days prior written notice. The Company may terminate this engagement for any reason and at any time upon fourteen (14) days prior written notice to you, or immediately for cause. Commencing on June 15, 2020 your title will be Chief Financial Officer ("CFO"). Throughout the term of your engagement, you will report directly to Summer's Interim CEO, Stuart Noyes. Your responsibilities will include all duties assigned to you as consultant, and as CFO including, without limitation, performing all duties commensurate with the office of CFO, providing oversight of Summer’s finance department and working with Summer’s independent auditor. You will also act as an officer and/or director of Summer’s subsidiaries. As CFO, you will be covered as an officer under the Company’s existing director and officer liability insurance policy as currently in place.

You will be expected to work Monday through Friday, during normal business hours. On most days you will be required to provide the services from Summer's corporate headquarters located in Woonsocket, Rhode Island, however, with the prior consent of Summer you may also provide the services working from your home office or if, due to governmental restrictions, travel is limited or “stay-at-home” orders are in place. You agree, at all times during the term of this consulting arrangement, to conscientiously perform all of the duties and responsibilities assigned to you to the best of your ability and experience and in compliance with law. You agree, during the term hereof, to use your best efforts to promote the interests of Summer and to devote your full business time and energies to the business and affairs of Summer and the performance of your duties hereunder.

During your consulting period with Summer you will be required to abide by Summer’s code of conduct, policies and procedures as set forth in Summer’s employee manual or as otherwise communicated to you in writing. You will also be bound by and adhere to the terms and conditions set forth in Appendix A, attached hereto and incorporated into this Letter.

For purposes of Securities and Exchange Commission (“SEC”) reporting, as CFO you will be deemed an “executive officer” and will be subject to the rules and requirements of Section 16 of the Securities Exchange Act of 1934.

Compensation:

You will receive compensation, in the amount of Five Thousand Dollars ($5,000.00) for the month of May 2020, payable no later than May 29, 2020. Thereafter, you will receive compensation, in the amount of Twenty Thousand Dollars ($20,000.00) per month, on the 15th of each month. Payment for any month will be pro-rated for any month in which your consulting arrangement is terminated. You will provide Summer with a monthly invoice for services and a weekly invoice for expenses to be reimbursed. The weekly expense invoice, once approved, will be due and payable. You will be issued an IRS 1099 Tax Form by Summer reflecting the aggregate compensation to be paid to you by Summer. Except as set forth below, you will not be eligible to participate in nor receive any standard employee benefits from Summer, including, without limitation, health and dental benefits and retirement benefits.

Expense Reimbursement:

During your consulting arrangement with Summer when you are required to be present at Summer's corporate headquarters. Summer will pay for you to stay at a hotel or other lodgings located near Summer's corporate headquarters and otherwise acceptable to Summer. Summer understands that you will be commuting to and from your home in New Jersey to Summer's headquarters, and Summer will reimburse you for one (1) round trip per week at the applicable IRS mileage rate, and for a predetermined amount for toll expenses per trip upon submission by you in your weekly invoice. Summer will reimburse you for all reasonable, documented meal expenses while performing services at Summer’ corporate headquarters. Any other expenses incurred by you shall be reimbursed in accordance with Summer’s expense reimbursement policies.

Governing Law:

Your consulting arrangement with Summer shall be governed by and interpreted in accordance with the laws of the State of Rhode Island. By execution and delivery of this Letter, you irrevocably submit to and accept the exclusive jurisdiction of the courts in the State of Rhode Island and waive any objection (including any objection to venue or any objection based upon the grounds of forum non conveniens) which might be asserted against the bringing of any such action, suit or other legal proceeding in such courts.

Your consultant arrangement with Summer is an “at will” arrangement, in that either you or Summer have the right to terminate the consulting relationship at any time, with or without cause, upon the prior notice requirements set forth above. This status may only be altered by written agreement, which is specific as to all material terms and is signed by an authorized officer of Summer. The terms of this Letter do not, and are not, intended to create either an express and/or implied contract of employment with Summer for a definitive term.

No Prior Agreement:

You have represented to Summer that you are not bound by any agreement with any other entity or employer under which your provision of consulting services to Summer would constitute a breach, including, without limitation, any agreement not to compete, any confidentiality agreement or any of exclusive employment. Any breach or misrepresentation of the preceding representation shall constitute grounds to terminate your consulting arrangement.

To indicate your agreement to the terms and conditions set forth in this Letter, please sign and date below and sign and date Appendix A, keep a copy for your records and return a copy to Patty Hines, SVP for Human Resources.

Very truly yours,

Summer Infant (USA), Inc.

/s/ Stuart Noyes

By: Stuart Noyes, President

I agree to the terms and conditions set forth in this Letter represents the entire agreement between Summer and me concerning the consulting arrangement and supersedes any prior oral or written agreements regarding such arrangement.

/s/ Edmund J. Schwartz
Edmund J. Schwartz

May 12, 2020
Date

APPENDIX A

I.	Confidentiality and Non-Disclosure:

By signing this Letter you recognize and acknowledge that through your engagement by Summer as a consultant you will have access to certain confidential information relating to Summer and its affiliates, including, but not limited to, operational policies, financial information, marketing information, personnel information, trade secrets, customer information (including customer lists and analytical sales data), new products, and pricing and cost policies, that are valuable, special and unique assets of Summer (collectively, “Confidential Information”). You agree not to use or disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except as is required in the course of performing your duties for Summer unless (i) such information becomes known to the public generally through no breach by you of this covenant or (ii) disclosure is required by law or any governmental authority or is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to this clause (ii), you shall give prior written notice to Summer and provide Summer with the opportunity to contest such disclosure. You agree that, both during the term of your consulting arrangement with Summer and for a two (2) year period after the termination of your consulting arrangement with Summer, for whatever the reason, you will hold in a fiduciary capacity for the benefit of Summer and shall not, directly or indirectly, use or disclose, except as authorized by Summer in connection with the performance of your duties, any Confidential Information, that you may have or may acquire hereafter (whether or not developed or compiled by you and whether or not you have been authorized to have access to such Confidential Information). The covenants contained herein shall survive your consulting arrangement with Summer for a period of two (2) years thereafter; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, your obligations of confidentiality and non-disclosure as set forth herein shall continue to survive to the greatest extent permitted by applicable law. These rights of Summer are in addition to rights Summer has under the common law or applicable statutes for the protection of trade secrets.

II.	Records and Property:

All records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents and the like (together with all copies thereof) relating to the business of Summer, which you shall use or prepare or come in contact with in the course of, or as a result of, your consulting arrangement shall, as between the parties, remain the sole property of Summer. Upon termination of your consulting arrangement with Summer or upon the prior demand of Summer, you agree to immediately return all such materials and shall not thereafter cause removal thereof from the premises of Summer. Further, you agree to disclose and assign to Summer as its exclusive property, all ideas, writings, inventions, discoveries, improvements and technical or business innovations made or conceived by you, whether or not patentable or copyrightable, either solely or jointly with others during the course of your consulting arrangement with Summer which are along the lines of the business, work or investigations of Summer or its affiliates.

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III.	Non Solicitation:

By signing this Letter you acknowledge that: (i) the knowledge and experience that you will acquire in the course of consulting arrangement by Summer as interim CFO you will be privy to Confidential Information and trade secrets as defined above, (ii) you will have personal contact with present vendors and customers of Summer and that (iii) that Summer competes in a highly competitive market environment, and (iv) the provisions of this non solicitation are reasonable and necessary to protect the business of Summer. As such, you agree for a period of one (1) year after your termination of your employment with Summer (the “Restrictive Period”), You will not, for your own benefit or for the benefit of any other person, during the Restrictive Period (A) solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is an employee of Summer or was an employee during your employment with Summer or in any manner induce or attempt to induce any employee of Summer to terminate the employee's employment with Summer, or (B) interfere with the business relationship of Summer with any person, including any employee, contractor, supplier or customer of Summer.

If any of the agreements set forth in this Letter are held to be unreasonable, arbitrary, or against public policy, such agreements will be considered to be divisible as to scope, duration and geographic area, and such lesser scope, duration or geographic area, or all of them, as a court of competent jurisdiction determines to be reasonable, not arbitrary or not against public policy, will be effective, binding, and enforceable against you.

IV.	Acknowledgements/Remedies:

You acknowledge that the injury that would be suffered by Summer as a result of a breach of the provisions of this Letter would be irreparable, and that an award of monetary damages to Summer for such a breach would be an inadequate remedy. Consequently, Summer will have the right, in addition to any other rights it may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach hereof or otherwise to specifically enforce any of the provisions of this Letter, and Summer will not be obligated to post bond or other security in seeking such relief.

/s/ Edmund J. Schwartz	May 12, 2020
Edmund J. Schwartz	Date

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